EXHIBIT A

As consideration for the Adviser’s services to each of the following Funds, the Adviser shall receive from each Fund a unitary fee, accrued daily at the rate of 1/365th of the applicable fee rate and payable monthly on the first business day of each month, of the following annual percentages of the Fund’s average daily net assets during the month. The Adviser will pay all of the expenses of each Fund of the Trust except for the advisory fee, brokerage expenses, taxes, interest, fees and expenses of the Independent Trustees (including any Trustee’s counsel fees), acquired fund fees and expenses, litigation expenses and other extraordinary expenses.

Fund	Annual % of average daily net assets
SPDR® STOXX® Europe 50 ETF	0.29%
SPDR EURO STOXX 50® ETF	0.29%
SPDR Dow Jones International Real Estate ETF	0.59%
SPDR S&P® Global Infrastructure ETF	0.40%
SPDR MSCI ACWI ex-US ETF	0.34%
SPDR Russell/Nomura PRIME™ Japan ETF	0.50%
SPDR Russell/Nomura Small Cap™ Japan ETF	0.55%
SPDR S&P Russia ETF	0.59%
SPDR S&P China ETF	0.59%
SPDR S&P® Emerging Asia Pacific ETF	0.59%
SPDR S&P Emerging Markets ETF	0.59%
SPDR S&P Emerging Europe ETF	0.59%
SPDR S&P Emerging Latin America ETF	0.59%
SPDR S&P Emerging Middle East & Africa ETF	0.59%
SPDR S&P World ex-US ETF	0.34%
SPDR S&P International Small Cap ETF	0.59%
SPDR S&P BRIC 40 ETF	0.50%
SPDR S&P International Dividend ETF	0.45%
SPDR S&P International Mid Cap ETF	0.45%
SPDR S&P Emerging Markets Small Cap ETF	0.65%
SPDR Dow Jones Global Real Estate ETF	0.50%
SPDR S&P Global Natural Resources ETF	0.40%
SPDR S&P International Consumer Discretionary Sector ETF	0.50%
SPDR S&P International Consumer Staples Sector ETF	0.50%
SPDR S&P International Energy Sector ETF	0.50%
SPDR S&P International Financial Sector ETF	0.50%
SPDR S&P International Health Care Sector ETF	0.50%
SPDR S&P International Industrial Sector ETF	0.50%
SPDR S&P International Materials Sector ETF	0.50%
SPDR S&P International Technology Sector ETF	0.50%
SPDR S&P International Telecommunications Sector ETF	0.50%
SPDR S&P International Utilities Sector ETF	0.50%
SPDR S&P Emerging Markets Dividend ETF	0.59%
SPDR S&P Small Cap Emerging Asia Pacific ETF	0.65%
SPDR MSCI ACWI IMI ETF	0.25%
SPDR MSCI EM 50 ETF	0.50%
SPDR S&P Global Dividend ETF	0.40%

Fund	Annual % of average daily net assets
SPDR MSCI Beyond BRIC ETF	0.55%
SPDR EURO STOXX Small Cap ETF	0.45%
SPDR MSCI EAFE® Quality Mix ETF	0.30%
SPDR MSCI Emerging Markets Quality Mix ETF	0.30%
SPDR MSCI World Quality Mix ETF	0.30%
SPDR MSCI Australia Quality Mix ETF	0.30%
SPDR MSCI Canada Quality Mix ETF	0.30%
SPDR MSCI Germany Quality Mix ETF	0.30%
SPDR MSCI Japan Quality Mix ETF	0.30%
SPDR MSCI Spain Quality Mix ETF	0.30%
SPDR MSCI United Kingdom Quality Mix ETF	0.30%
SPDR MSCI Mexico Quality Mix ETF	0.40%
SPDR MSCI South Korea Quality Mix ETF	0.40%
SPDR MSCI Taiwan Quality Mix ETF	0.40%
SPDR MSCI ACWI Low Carbon Target ETF	0.30%

SPDR S&P Asia Pacific ETF*
SPDR S&P Europe ETF*
SPDR S&P Emerging Africa ETF*
SPDR S&P Emerging South East Asia*
SPDR S&P Emerging GCC-Middle East ETF*
SPDR S&P Ireland ETF*
SPDR S&P Brazil ETF*
SPDR S&P India ETF*
SPDR S&P Small Cap Emerging Europe ETF*
SPDR S&P Small Cap Emerging Latin America ETF*
SPDR S&P Small Cap Emerging Middle East & Africa ETF*
SPDR MSCI France Quality Mix ETF*
SPDR MSCI Switzerland Quality Mix ETF*
SPDR MSCI China A Shares IMI ETF*

*	The Fund is registered but not operational

Dated: November 21, 2014